Exhibit 99.1
Hawthorn Bancshares Reports 2015 Financial Results

Jefferson City, Mo. — March 30, 2016 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the year ended December 31, 2015.

Net income for the current year was $8.6 million, or $1.58 per diluted common share, compared to $7.7 million, or $1.41 per diluted common share, for 2014.

The return on average common equity was 10.14% and the return on average assets was 0.72% for the current year compared to 9.69% and 0.66% for the prior year, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continued to report improved earnings for the current year with net income of $8.6 million increasing 12% over the prior year and reaching the highest level since 2006.  Our earnings improvement for 2015 was partially due to recoveries of nonaccrual interest from several problem loan relationships resolved during the current year although average loans increased $9.5 million, or 1.1%, during the current year while the current year net interest margin remained strong at 3.69%, exceeding peers.  We have continued to maintain our net interest margins during the extended low interest rate environment and with improved loan volumes; our net interest income has continued to grow increasing $1.3 million, or 3.3%, over the prior year.  Non-interest income of $9.2 million for the current year was $0.4 million above the prior year mostly due to increased combined income from servicing and gains on sales of residential mortgage loans.  Non-interest expense of $36.5 million was flat compared to the prior year with the most significant category being a continued reduction in real estate foreclosure expenses.”

Net Interest Income

Net interest income improved by $1.3 million, or 3.3%, from $39.5 million for the prior year to $40.8 million for the current year ended December 31, 2015. Average loans increased $9.5 million, or 1.1%, from the prior year, which contributed to the continued strong net interest margin for the current year of 3.69%, down 3 basis points from the prior year.

Non-Interest Income and Expense

Non-interest income for the year ended December 31, 2015 was $9.2 million compared to $8.7 million for the prior year ended December 31, 2014.  The $0.5 million increase over the prior year was primarily due to a $0.5 million increase in combined real estate servicing and mortgage loan sales income resulting from increased financing activity in the housing market during the current year.

Non-interest expense was $36.5 million for the year ended December 31, 2015 compared to $36.5 million for the prior year. Real estate foreclosure expense decreased $1.1 million during the current year primarily due to net gains on sales of foreclosed properties recognized in 2015 of $0.7 million compared to net losses of $0.4 million during 2014.  Offsetting this decrease was an increase in salaries and benefits of $0.4 million, or 2.0%, and increases in several other non-interest expenses.

Allowance for Loan Losses

The Company’s level of non-performing loans improved significantly during the current year to 1.19% of total loans at December 31, 2015, compared to 4.18% at December 31, 2014. During the year ended December 31, 2015, the Company recorded net charge-offs of $745,000, or 0.09% of average loans, compared to net charge-offs of $4,620,000, or 0.54% of average loans for the year ended December 31, 2014.  The decrease from the prior year was primarily due to a reduction in charge-offs from commercial real estate mortgage loans where several larger relationships were charged off in 2014.  The allowance for loan losses at December 31, 2015 was $8.6 million, or 0.99% of outstanding loans, 83.75% of non-performing loans and 194.48% of nonperforming loans when excluding accruing TDR’s. At December 31, 2014, the allowance for loan losses was $9.1 million, or 1.06% of outstanding loans, 25.26% of non-performing loans and 49.72% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2015.

Financial Condition

Comparing December 31, 2015 balances with December 31, 2014, total assets increased $31.2 million to $1.2 billion. The largest driver in asset growth was investment securities increasing $39.4 million, or 19.3%. Total deposits decreased $23.3 million to $947.2 million; federal funds purchased and securities sold under agreements to repurchase increased $38.9 million to $56.8 million at December 31, 2015; and FHLB advances increased $7 million to $50 million at December 31, 2015. During the same period, stockholders’ equity increased 8.3% to $87.3 million, or 7.3% of total assets. The total risk based capital ratio of 14.78% and the leverage ratio of 9.84% at December 31, 2015, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000
	Three Months Ended

Statement of income information:	December 31, 2015	September 30, 2015	December 31, 2014
Total interest income	$11,515	$11,829	$11,214
Total interest expense	1,278	1,271	1,217
Net interest income	10,237	10,558	9,997
Provision for loan losses	0	0	0
Noninterest income	2,381	2,336	2,167
Noninterest expense	9,541	8,977	9,090
Pre-tax income	3,077	3,917	3,074
Income taxes	1,083	1,378	1,073
Net income	$1,994	$2,539	$2,001
Earnings per share:
Basic:	$0.37	$0.47	$0.37
Diluted:	$0.37	$0.47	$0.37

		For the Year Ended
Statement of income information:		December 31, 2015	December 31, 2014
Total interest income		$45,756	$44,498
Total interest expense		4,999	5,044
Net interest income		40,757	39,454
Provision for loan losses		250	0
Noninterest income		9,166	8,749
Noninterest expense		36,494	36,507
Pre-tax income		13,179	11,696
Income taxes		4,580	4,042
Net income		$8,599	$7,654
Earnings per share:
Basic:		$1.58	$1.41
Diluted:		$1.58	$1.41

Key financial ratios:	December 31, 2015	September 30, 2015	December 31, 2014
Return on average assets (YTD)	0.72%	0.74%	0.66%
Return on average common equity (YTD)	10.14%	10.55%	9.69%

	December 31, 2015	September 30, 2015	December 31, 2014
Allowance for loan losses to total loans	0.99%	1.05%	1.06%
Nonperforming loans to total loans	1.19%	1.66%	4.18%
Nonperforming assets to loans
and foreclosed assets	2.98%	3.32%	5.49%
Allowance for loan losses to
nonperforming loans	83.75%	63.51%	25.26%
Allowance for loan losses to nonperforming
loans - excluding performing TDRs	194.48%	99.36%	49.72%

Balance sheet information:	December 31, 2015	September 30, 2015	December 31, 2014
Loans, net of allowance for loan losses	$856,476	$870,228	$852,114
Investment securities	243,091	253,487	203,720
Total assets	1,200,921	1,227,624	1,169,731
Deposits	947,197	972,168	969,514
Total stockholders’ equity	87,286	87,073	80,568

Book value per share	$16.04	$16.00	$14.80
Market price per share	$15.75	$13.97	$13.70

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:        Bruce Phelps
                       Chief Financial Offic
                       TEL: 573.761.6100   FAX: 573.761.6272
                       www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.